Exhibit 10.20

January 17, 2013

Florida East Coast Railway, LLC
Summary of Employment Terms

Employee:	Francis J. Chinnici

Title:	Senior Vice President, Engineering and Purchasing

Base Salary:	$225,000.00 per annum

Annual Discretionary Bonus:

Commencing for the 2013 fiscal year (Paid in the first quarter of 2014), a target bonus of 40% of base salary, which may go as high as 80%, subject to the discretion of management of the Company. Any bonus will be paid in cash or partially in cash and partially in restricted stock. Any receipt of restricted stock will be subject to award agreements provided by the Company and signed by the Employee.

Additional Performance Based Restricted Stock:	Additional restricted stock with a value equivalent to $125,000 (as of the grant date) annually, contingent upon the Company reaching specific target goals.

Annual Stock Bonus Vesting:

To the extent annual discretionary bonuses are paid partially in stock, shares awarded shall vest over three years (one-third per annum on each successive anniversary of the date on which the stock portion of bonus is awarded).

Change of Control:	Executive to receive one year’s base salary if terminated within twelve months of a change of control.

Summary of Employment Terms Acknowledgement

This will acknowledge that I have been provided the Summary of Employment Terms and that I understand and agree to the terms and conditions expressed herein.  I further understand that this Summary of Employment Terms and my acknowledgement does not guarantee continued employment and that employment with the Florida East Coast Railway, LLC, is on an at-will basis.  Further, I acknowledge that nothing herein confers any severance or similar rights.

/s/ Francis Chinnici	1/21/13
Employee Signature	Date

Receipt of the attached term sheet does not constitute any guarantee of continued employment.